Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

Ray Christie

Phone: (510) 668-2200 or

Email: rchristi@thermawave.com

Therma-Wave Announces Second Fiscal Quarter 2004 Financial Results

Revenues increase by 18.2 percent sequentially and gross margins near 40 percent

Revenue and EPS in line with management guidance

FREMONT, California - October 23, 2003 --Therma-Wave, Inc., (Nasdaq: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the second fiscal quarter ended September 28, 2003.

Revenues for the second fiscal quarter 2004 were $14.1 million, compared to $10.9 million for the second fiscal quarter 2003. Sequentially, net revenues increased by 18.2 percent from the $11.9 million reported for the first fiscal quarter of 2004, ended June 30, 2003, in line with guidance provided by Therma-Wave management.

The company recorded a net loss for the second fiscal quarter 2004 of $5.7 million or $(0.19) per diluted share compared to a net loss of $90.0 million or $(3.16) per diluted share in the second fiscal quarter of 2003. This compared sequentially to a net loss of $9.5 million or $(0.33) per diluted share in the first fiscal quarter 2004.

The second fiscal quarter 2003 results include non-cash charges for the write-off of goodwill and write down of other intangibles related to the acquisition of Sensys Instruments totaling $67.0 million, recording additional reserves for inventory of $7.4 million and charges associated with a reduction in workforce of $1.2 million. These charges combined total $75.6 million or $(2.65) per share, and are in addition to the operating loss of $(0.51) per share.

The first fiscal quarter 2004 results included non-cash charges of $1.5 million or $(0.05) per diluted share, related to the employee severance and other costs related to a reduction in workforce.

Second fiscal quarter 2004 gross margins increased to 39.6 percent, compared to 23.8 percent for first fiscal quarter 2004. The rise in gross margins is attributable to a combination of higher production and sales volumes, the sale of materials previously reserved and cost reductions. The release of inventory reserves under SAB 100 accounting for shipment of materials previously reserved totaled $3.0 million, however, we have placed $1.7 million back into other inventory reserves. During the second fiscal quarter of 2004, we also disposed of $0.8 million of obsolete materials previously reserved and reclassified $1.0 million from inventory reserve to a liability account for materials on order.

Cash and short-term investments totaled $22.6 million at September 28, 2003 compared to $14.7 million on June 29, 2003. The June 2003 figure includes $3.5 million of restricted cash, which became unrestricted early in July 2003. During September 2003, the Company completed the sale of 5.8 million shares of its common stock in a private placement, which increased cash and short-term investments by approximately $11.8 million net of expenses related to the transaction. Excluding the increase in cash received from the private placement, cash and short-term investments decreased by $4.0 million in the second fiscal quarter 2004, within management expectations.

Management Review

"Therma-Wave has made meaningful progress in improving operating performance, which is reflected in the financial results for the second fiscal quarter of 2004," said Boris Lipkin, Therma-Wave president and chief executive officer. "Revenues for the second fiscal quarter increased by 18.2 percent sequentially and increased by 28.5 percent compared to second fiscal quarter 2003, in line with previous guidance. Improvements in our top line performance helped us achieve a significant reduction in our quarterly net loss and an improvement in gross margins, which approached 40 percent for the quarter. Building on the company's improving financial performance, Therma- Wave successfully raised $11.8 million, net of expenses, to bolster the company's balance sheet and provide capital liquidity to grow our presence in the metrology equipment market.

"Therma-Wave remains committed to driving additional operating efficiencies across our global operations to move forward on our path of continued improvement," continued Mr. Lipkin. "While operating expenses declined by 7 percent sequentially, there is still room for further progress.

"Based on broad improvements in revenue, the reduction in our quarterly net loss and an improvement in gross margins, I am pleased with our performance this quarter. Operationally, we made notable changes including the addition of Mr. Yun-Jun Kim as representative director and president of the company's Korean branch. Mr. Kim is already proving to be a valuable asset to the team and I am confident he will play an integral role in our success in Asia.

"Finally, though our total book-to-bill ratio was .85, our systems book-to-bill was .92 and was actually up 2 percent in dollars terms, compared to systems orders booked in our first fiscal quarter 2004. In the first quarter, we had a book-to-bill ratio of 1.28 in both systems orders and parts and service orders. In the second quarter the parts and service book-to- bill was only .69, due to lower annual service agreement bookings, lowering the total book-to-bill ratio. Overall, we are encouraged by the repeat orders received by customers for our Opti-Probe tools, as well as the selection of Opti-Probe our for thin film application at strategically important customers. These orders demonstrate our customers' confidence in Therma-Wave's ability to deliver high performance and cutting edge products and technology."

Guidance

"For the third fiscal quarter of 2004, Therma-Wave expects revenues to increase by an estimated 10 percent to 15 percent from the $14.1 million reported in the second fiscal quarter 2004. The company expects the third fiscal quarter 2004 net loss to be reduced to within a range of $(0.10) to $(0.15) per diluted share. Fiscal third quarter operating expenses will be reduced slightly by 2 percent to 5 percent, when including severance expense totaling $0.4 million related to headcount reductions, or be reduced by 7 percent to 10 percent when excluding the severance expense. Total cash and short-term investments are expected to increase for the third fiscal quarter," concluded Mr. Lipkin.

Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, Thursday, October 23, 2003. Participating in the call will be Boris Lipkin, president and chief executive officer, Ray Christie, vice president and chief financial officer, and Jon Opsal, chief technology officer. The call may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the Therma-Wave Web page at www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words "anticipate," "expect," "expected," and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward- looking statements. Such statements relating to our improved outlook for our second quarter of fiscal 2004, our expected improved product revenue, and anticipated loss per diluted share and cash burn are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company's annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Form 10Q's. The Company undertakes no obligation to update the information in this press release.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

                                                      September 30    March 31,
                                                          2003          2003
                                                      -----------  ------------

Assets
Current assets:
 Cash............................................... $    22,552  $     13,695
 Restricted cash....................................          --         1,064
 Accounts receivable, net...........................      10,666        13,822
 Inventories, net...................................      18,702        22,146
 Other current assets...............................       1,531         1,657
                                                      -----------  ------------
    Total current assets............................      53,451        52,384
Property and equipment, net.........................       6,465         9,004
Intangible assets, net..............................       1,575         1,811
Other assets........................................       2,836         4,504
                                                      -----------  ------------
    Total assets.................................... $    64,327  $     67,703
                                                      ===========  ============
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable................................... $     3,077  $      2,148
 Other current liabilities..........................      14,114        15,589
 Deferred revenues(1)...............................       6,768        11,138
                                                      -----------  ------------
    Total current liabilities.......................      23,959        28,875
                                                      -----------  ------------
Long-term liabilities:
  Deferred revenues(1)..............................       4,715            --
  Other long-term liabilities.......................       1,790         2,490
                                                      -----------  ------------
    Total liabilities...............................      30,464        31,365
                                                      -----------  ------------
Stockholders' equity................................      33,863        36,338
                                                      -----------  ------------
    Total liabilities and stockholders' equity...... $    64,327  $     67,703
                                                      ===========  ============

(1) Deferred revenues related to a long-term development contract were reclassified from current category to non-current category during the June 29, 2003 quarter.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(In thousands, except per share data)
(Unaudited)

                                                              Three Months Ended           Six Months Ended
                                                                 September 30                 September 30
                                                          ---------------------------  --------------------------
                                                              2003          2002           2003          2002
                                                          ------------  -------------  ------------  ------------

Net revenues............................................ $     14,066  $      10,945  $     25,969  $     25,894
Cost of revenues........................................        8,499         17,969        17,570        29,840
                                                          ------------  -------------  ------------  ------------
Gross profit (loss).....................................        5,567         (7,024)        8,399        (3,946)
                                                          ------------  -------------  ------------  ------------
Operating expenses:
  Research and development..............................        5,183          8,108        10,131        16,103
  Selling, general and administrative...................        5,854          6,659        11,383        12,780
  Impairment of goodwill and other intangible assets....           --         66,977            --        66,977
  Restructuring, severance and other....................          108          1,165         1,592         1,165
  Stock-based compensation..............................          204            466           414         1,052
                                                          ------------  -------------  ------------  ------------
         Total operating expenses.......................       11,349         83,375        23,520        98,077
                                                          ------------  -------------  ------------  ------------
Operating loss..........................................       (5,782)       (90,399)      (15,121)     (102,023)
Other income(expense)...................................           54            513          (141)          834
                                                          ------------  -------------  ------------  ------------
Net loss................................................ $     (5,728) $     (89,886) $    (15,262) $   (101,189)
                                                          ============  =============  ============  ============

Net loss per share:
  Basic and Diluted..................................... $      (0.19) $       (3.16) $      (0.52) $      (3.55)

Weighted average number of shares outstanding:
  Basic and Diluted.....................................       30,036         28,480        29,370        28,525

(1)Results include stock-based compensation charges of:
  Cost of revenues...................................... $         15  $          13  $         16  $         28
  Research and development..............................          126            269           250           586
  Selling, general and administrative...................           78            197           164           466
                                                          ------------  -------------  ------------  ------------
  Total stock-based compensation........................ $        219  $         479  $        430  $      1,080
                                                          ============  =============  ============  ============